Exhibit 99.4

C O M B I N E D  F I N A N C I A  L  S T A T E M E N T S

Crane NXT

(A Business of Crane Holdings, Co.)

As of December 31, 2022 and 2021 and

for the Years Ended December 31, 2022, 2021 and 2020

Combined Financial Statements

As of December 31, 2022 and 2021 and

for the Years Ended December 31, 2022, 2021 and 2020

Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
COMBINED STATEMENTS OF OPERATIONS	3
COMBINED STATEMENTS OF COMPREHENSIVE INCOME	4
COMBINED BALANCE SHEETS	5
COMBINED STATEMENTS OF CASH FLOWS	6
COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT	7
NOTES TO COMBINED FINANCIAL STATEMENTS	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Crane NXT, Co. (formerly Crane Holdings, Co.).

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Crane NXT (the “Business” or the “Company”), which consists of the Payment & Merchandising Technologies business segment of Crane NXT, Co. (formerly Crane Holdings, Co.) as of December 31, 2022 and 2021, the related combined statements of operations, comprehensive income, cash flows, and changes in net investment, for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue – Over-Time Basis— Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company recognizes revenue as they fulfill their performance obligations and transfer control of products to their customers. The Company has certain revenue contracts with the U.S. government. The clauses of those contracts stipulate that any amounts included in work-in-progress are the property of the U.S. government as they own any work-in progress as the contracted product is being built. The Company uses the cost-to-cost method of determining their progress, measuring progress by comparing costs incurred to date to the total estimated costs to provide the performance obligation. In 2022, the Company recognized approximately $230 million in revenue over time.

We identified revenue recognized over time as a critical audit matter because of the judgments necessary for management to determine the margin to be used to estimate revenue for the overtime revenue. This required a high degree of auditor judgment when performing audit procedures to audit management’s estimates of margin at completion used to recognize revenue over time and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures performed related to the recognition of revenue recognized over-time included the following, among others:

•

We tested the effectiveness of controls related to the revenue recognized over-time, including management’s controls over costs incurred to date and estimates of margin at completion, as well as the accurate classification of contracts in the system during the order entry process.

•	We selected a sample of contracts with customers that were recognized over time, and we performed the following:

•

Evaluated whether the contracts were properly included in management’s calculation of long-term contract revenue based on the terms and conditions of each contract, including whether continuous transfer of control to the customer occurred as progress was made toward fulfilling the performance obligation.

•	Evaluated the appropriateness and consistency of the methods of calculation and assumptions used by management to develop the margin at completion applied to determine the revenue recognized.

•	We tested the mathematical accuracy of management’s calculation of revenue recognized.

•	We observed the Company’s physical inventory counts to test the existence of inventory related to contracts with the U.S. government.

•

We evaluated management’s ability to estimate future costs and margins at completion accurately by comparing actual costs and margins at completion for similar contracts that were previously completed to management’s historical estimates for such contracts.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

March 30, 2023, except for the consummation of the Separation and Distribution and related transactions as discussed in Note 16, as to which the date is April 3, 2023.

We have served as the Company’s auditor since 2022.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF OPERATIONS

	For the year ended December 31,
(in millions)	2022	2021	2020
Net sales	$1,339.9	$1,345.1	$1,104.8
Operating costs and expenses:
Cost of sales	713.7	746.2	679.9
Selling, general and administrative	318.7	323.4	318.6
Restructuring charges (gains), net	6.2	(3.7)	19.1
Acquisition-related and integration charges	—	—	6.5

Operating profit	301.3	279.2	80.7

Other income (expense):
Interest income	0.2	0.1	—
Interest expense	(41.9)	(41.8)	(41.8)
Related party interest expense	(14.4)	(16.1)	(15.9)
Miscellaneous income, net	3.1	4.7	4.8

Total other income (expense), net	(53.0)	(53.1)	(52.9)

Income before income taxes	248.3	226.1	27.8
Provision for income taxes	43.4	48.1	2.7

Net income	$204.9	$178.0	$25.1

See Notes to Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
(in millions)	2022	2021	2020
Net income	$204.9	$178.0	$25.1
Other comprehensive (loss) income, net of tax
Currency translation adjustment	(69.2)	(46.1)	54.3
Changes in pension and postretirement plan assets and benefit obligation, net of tax	10.0	7.3	(3.6)

Other comprehensive (loss) income, net of tax	(59.2)	(38.8)	50.7

Comprehensive income	$145.7	$139.2	$75.8

See Notes to Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED BALANCE SHEETS

	Balance as of December 31,
(in millions)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$230.7	$101.2
Accounts receivable, net	205.1	215.3
Inventories, net	145.6	139.1
Other current assets	41.9	40.0

Total current assets	623.3	495.6

Property, plant and equipment, net	261.6	298.0
Long-term deferred tax assets	6.3	4.5
Intangible assets, net	344.9	388.5
Goodwill	836.6	860.6
Other assets	56.7	51.9

Total assets	$2,129.4	$2,099.1

Liabilities and equity
Current liabilities:
Short-term borrowings	$299.7	$—
Accounts payable	109.6	101.4
Accrued liabilities	204.2	174.6
U.S. and foreign taxes on income	17.9	9.6

Total current liabilities	631.4	285.6

Long-term debt	545.1	844.3
Accrued pension and postretirement benefits	21.1	31.6
Long-term deferred tax liability	109.5	137.2
Other liabilities	38.5	36.6
Commitments and contingencies (Note 12)
Crane net investment:
Crane net investment	915.3	836.1
Accumulated other comprehensive loss	(131.5)	(72.3)

Total Crane net investment	783.8	763.8

Total liabilities and Crane net investment	$2,129.4	$2,099.1

See Notes to Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF CASH FLOWS

	For year ended December 31,
(in millions)	2022	2021	2020
Operating activities:
Net income	$204.9	$178.0	$25.1
Adjustments to reconcile net income to net cash flows provided by operating activities:
Non-cash restructuring (gains) charges	—	(3.7)	3.1
Depreciation and amortization	78.7	81.8	86.4
Stock-based compensation expense	9.3	8.6	7.0
Defined benefit plans and postretirement credit	(0.3)	(1.2)	(0.1)
Deferred income taxes	(28.4)	8.2	1.9
Cash provided by operating working capital	39.3	6.1	36.1
Other	2.5	(0.8)	14.2

Total provided by operating activities	$306.0	$277.0	$173.7

Investing activities:
Payments for acquisitions, net of cash acquired	$—	$—	$(0.2)
Proceeds from disposition of property	—	2.8	2.2
Capital expenditures	(21.3)	(18.6)	(9.3)

Total used for investing activities	$(21.3)	$(15.8)	$(7.3)

Financing activities:
Net transfers to parent	$(135.0)	$(298.1)	$(152.2)

Total used for financing activities	$(135.0)	$(298.1)	$(152.2)

Effect of exchange rates on cash and cash equivalents	$(20.2)	$(7.0)	$7.1

Increase (decrease) in cash and cash equivalents	$129.5	$(43.9)	$21.3
Cash and cash equivalents at beginning of period	101.2	145.1	123.8

Cash and cash equivalents at end of period	$230.7	$101.2	$145.1

Detail of cash provided by (used for) operating working capital:
Accounts receivable	$0.3	$(22.2)	$62.5
Inventories	(12.7)	9.3	11.8
Other current assets	(0.6)	(14.7)	6.4
Accounts payable	13.9	21.9	(48.8)
Accrued liabilities	34.4	(3.6)	12.4
U.S. and foreign taxes on income	4.0	15.4	(8.2)

Total	$39.3	$6.1	$36.1

Supplemental disclosure of cash flow information:
Interest paid – third party	$41.2	$41.2	$41.2
Income taxes paid	$63.5	$25.3	$5.7

See Notes to Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(in millions)	Crane Net Investment	Accumulated Other Comprehensive Loss	Total Crane Net Investment
BALANCE JANUARY 1, 2020	$1,067.7	$(84.2)	$983.5
Net income	25.1	—	25.1
Stock-based compensation	7.0	—	7.0
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	(3.6)	(3.6)
Currency translation adjustment	—	54.3	54.3
Net transfers to Parent	(152.2)	—	(152.2)

BALANCE DECEMBER 31, 2020	$947.6	$(33.5)	$914.1

Net income	178.0	—	178.0
Stock-based compensation	8.6	—	8.6
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	7.3	7.3
Currency translation adjustment	—	(46.1)	(46.1)
Net transfers to Parent	(298.1)	—	(298.1)

BALANCE DECEMBER 31, 2021	$836.1	$(72.3)	$763.8

Net income	204.9	—	204.9
Stock-based compensation	9.3	—	9.3
Changes in pension and postretirement plan assets and benefit obligation, net of tax	—	10.0	10.0
Currency translation adjustment	—	(69.2)	(69.2)
Net transfers to Parent	(135.0)	—	(135.0)

BALANCE DECEMBER 31, 2022	$915.3	$(131.5)	$783.8

See Notes to Combined Financial Statements.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 – Nature of Operations and Significant Accounting Policies

Nature of Operations

Crane NXT (“Crane NXT,” the “Business,” “we,” “us,” or “our”), a business of Crane Holdings, Co., which on April 3, 2023 has been renamed “Crane NXT, Co.” (“Crane” or the “Parent”), is a leading provider of trusted technology solutions to secure, detect, and authenticate our customers’ most valuable assets. We are comprised of two reporting segments: Crane Payment Innovations (“CPI”) and Crane Currency. Our primary end markets include governments and a wide range of consumer related end markets including retail and gaming. See Note 3, “Segment Information” for the relative size of these segments in relation to the total company (both net sales and total assets).

Basis of Presentation

The Business has historically operated as Crane’s Payment & Merchandising Technologies (“P&MT”) segment; consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying Combined Financial Statements have been prepared from the Parent’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from the Parent. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Combined Statements of Operations include all revenues and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business. Costs for certain functions and services performed by centralized Crane organizations are directly charged to the Business based on specific identification when possible or reasonable allocation methods such as net sales, headcount, usage or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of the Business by centralized groups within Crane (see Note 2 – “Related Parties” for a description of the allocation methodologies). All charges and allocations for facilities, functions and services performed by Crane have been deemed settled in cash by the Business to Crane in the period in which the cost was recorded in the Combined Statements of Operations. As more fully described in Note 9 – “Income Taxes” current and deferred income taxes have been determined based on the stand-alone results of the Business. However, because the Business filed as part of Crane’s tax group in certain jurisdictions, the Business’ actual tax balances may differ from that reported. The Business’ portion of income taxes for certain jurisdictions are deemed to have been settled in the period the related tax expense was recorded.

Crane uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash of Crane has been allocated to the Business in the Combined Financial Statements. However, cash balances primarily associated with certain Crane NXT foreign entities that did not participate in Crane’s cash management program have been included in the Combined Financial Statements. Transactions between Crane and the Business are deemed to have been settled immediately through Crane Net Investment. Other transactions, which have historically been cash-settled, are reflected in the Combined Balance Sheets within “Accounts receivable, net” and “Accounts payable.” The net effect of the deemed settled transactions is reflected in the Combined Statements of Cash Flows as “Transfers to parent” within financing activities and in the Combined Balance Sheets as “Crane net investment.”

All intracompany accounts and transactions within the Business have been eliminated in the preparation of the Combined Financial Statements. The Combined Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business.

All allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of the Business in the future, or if the Business had been a separate, stand-alone entity during the years presented.

Due to rounding, numbers presented throughout this report may not add up precisely to totals we provide, and percentages may not precisely reflect the absolute figures.

Pending Separation

On March 30, 2022, Crane’s Board of Directors authorized management to pursue a plan to separate all Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment, into a stand-alone publicly traded company. The separation is expected to occur through a tax-free distribution to Crane’s stockholders of all the shares of common stock of Crane Company, which will own all of Crane’s businesses, other than Crane’s Payment & Merchandising Technologies segment (collectively, the “Separation”). Following the Separation, Crane stockholders will own 100% of the shares of Crane Company common stock. Notwithstanding the legal form of the Separation, for accounting and financial reporting purposes, Crane’s Payment & Merchandising Technologies segment will be presented as being spun off from Crane.

Significant Accounting Policies

Principles of Combination. The Combined Financial Statements have been prepared on a stand-alone basis and include the accounts of Crane NXT and our subsidiaries.

Use of Estimates. Our accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimated. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period in which they are determined to be necessary. Estimates are used when accounting for such items as asset valuations, allowance for doubtful accounts, depreciation and amortization, impairment assessments, reserve for excess and obsolete inventory, reserve for warranty provision, restructuring provisions, employee benefits, taxes and contingencies.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Currency Translation. Assets and liabilities of subsidiaries that prepare financial statements in currencies other than the U.S. dollar are translated at the rate of exchange in effect on the balance sheet date; results of operations are translated at the monthly average rates of exchange prevailing during the year. The related translation adjustments are included in accumulated other comprehensive income (loss) in a separate component of Crane net investment.

Revenue Recognition. In accordance with Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers,” we recognize revenue when control of the promised goods or services in a contract transfers to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We account for a contract when both parties have approved and committed to the terms, each party’s rights and payment obligations under the contract are identifiable, the contract has commercial substance, and it is probable that we will collect substantially all of the consideration. When shipping and handling activities are performed after the customer obtains control of the product, we elect to account for shipping and handling as activities to fulfill the promise to transfer the product. In determining the transaction price of a contract, we exercise judgment to determine the total transaction price when it includes estimates of variable consideration, such as rebates and milestone payments. We generally estimate variable consideration using the expected value method and consider all available information (historical, current, and forecasted) in estimating these amounts. Variable consideration is only included in the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We elect to exclude from the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

We primarily generate revenue through manufacture and sale of technology solutions including advanced detection and sensing systems, software to authenticate and manage transactions and micro-optics materials technology. Each product within a contract generally represents a separate performance obligation, as we do not provide a significant service of integrating or installing the products, the products do not customize each other, and the products can function independently of each other. Control of products generally transfers to the customer at a point in time, as the customer does not control the products as they are manufactured. We exercise judgment and consider the timing of right to payment, transfer of risk and rewards, transfer of title, transfer of physical possession, and customer acceptance when determining when control transfers to the customer. As a result, revenue from the sale of products is generally recognized at a point in time – either upon shipment or delivery – based on the specific shipping terms in the contract. When products are customized or products are sold directly to the U.S. government, revenue is recognized over time because control is transferred continuously to customers, as the contract progresses. We exercise judgment to determine whether the products have an alternative use to us. When an alternative use does not exist for these products and we are entitled to payment for performance completed to date which includes a reasonable profit margin, revenue is recognized over time. When a contract with the U.S. government contains clauses indicating that the U.S. government owns any work-in-progress as the contracted product is being built, revenue is recognized over time. The measure of progress applied by us is the cost-to-cost method as this provides the most faithful depiction of the pattern of transfer of control. Under this method, we measure progress by comparing costs incurred to date to the total estimated costs to provide the performance obligation. This method effectively reflects our progress toward completion, as this methodology includes any work-in-process amounts as part of the measure of progress. Costs incurred represent work performed, which corresponds with, and thereby depicts, the transfer of control to the customer. Total revenue recognized and cost estimates are updated on a monthly basis. In 2022, the Business recognized approximately $230 million in revenue over time.

When there are multiple performance obligations in a single contract, the total transaction price is allocated to each performance obligation based on their relative standalone selling prices. We maximize the use of observable data inputs and consider all information (including market conditions, segment-specific factors, and information about the customer or class of customer) that is reasonably available. The standalone selling price for our products and services is generally determined using an observable list price, which differs by class of customer.

Revenue recognized from performance obligations satisfied in previous periods (for example, due to changes in the transaction price or estimates), was not material in any period.

Payment for most products is due within a limited time period after shipment or delivery, typically within 30-90 calendar days of the respective invoice dates. Customers generally do not make large upfront payments. Any advanced payments received do not provide us with a significant benefit of financing, as the payments are meant to secure materials used to fulfill the contract, as opposed to providing us with a significant financing benefit.

When an unconditional right to consideration exists, we record these amounts as receivables. When amounts are dependent on factors other than the passage of time for payment from a customer to become due, we record a contract asset. Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer.

We pay sales commissions related to certain contracts, which qualify as incremental costs of obtaining a contract. However, the sales commissions generally relate to contracts for products or services satisfied at a point in time or over a period of time less than one year. As a result, we apply the practical expedient that allows an entity to recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that would have been recognized is one year or less.

See Note 4, “Revenue” for further details.

Cost of Goods Sold. Cost of goods sold includes the costs of inventory sold and the related purchase and distribution costs. In addition to material, labor and direct overhead and inventoried cost, cost of goods sold include allocations of other expenses that are part of the production process, such as inbound freight charges, purchasing and receiving costs, inspection costs, warehousing costs, amortization of production related intangible assets and depreciation expense. We also include costs directly associated with products sold, such as warranty provisions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses are recognized as incurred, or as allocated based on methodologies further discussed in Note 2, “Related Parties.” Such expenses include the costs of promoting and selling products and include such items as compensation, advertising, sales commissions and travel. Also included are costs related to compensation for other operating activities such as executive office administrative and engineering functions, as well as general operating expenses such as office supplies, non-income taxes, insurance and office equipment rentals.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Income Taxes. We account for income taxes in accordance with ASC Topic 740 “Income Taxes” (“ASC 740”) which requires an asset and liability approach for the financial accounting and reporting of income taxes. Under this method, deferred income taxes are recognized for the expected future tax consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These balances are measured using the enacted tax rates expected to apply in the year(s) in which these temporary differences are expected to reverse. The effect of a change in tax rates on deferred income taxes is recognized in income in the period when the change is enacted.

Based on consideration of all available evidence regarding their utilization, we record net deferred tax assets to the extent that it is more likely than not that they will be realized. Where, based on the weight of all available evidence, it is more likely than not that some amount of a deferred tax asset will not be realized, we establish a valuation allowance for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized. The evidence we consider in reaching such conclusions includes, but is not limited to, (1) future reversals of existing taxable temporary differences, (2) future taxable income exclusive of reversing taxable temporary differences, (3) taxable income in prior carryback year(s) if carryback is permitted under the tax law, (4) cumulative losses in recent years, (5) a history of tax losses or credit carryforwards expiring unused, (6) a carryback or carryforward period that is so brief it limits realization of tax benefits, and (7) a strong earnings history exclusive of the loss that created the carryforward and support showing that the loss is an aberration rather than a continuing condition.

We account for unrecognized tax benefits in accordance with ASC 740, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation, based solely on the technical merits of the position. The tax benefit recognized is the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We recognize interest and penalties related to unrecognized tax benefits within the “Provision for income taxes” line of our Combined Statement of Operations, while accrued interest and penalties are included within the “Other liabilities” line of our Combined Balance Sheets.

Income taxes as presented herein, attribute current and deferred income taxes of Crane to the Business’ stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were separate taxpayers. As a result, actual transactions included in the consolidated financial statements of Crane may not be included in the separate Combined Financial Statements of the Business. Similarly, the tax treatment of certain items reflected in the Combined Financial Statements of the Business may not be reflected in the consolidated financial statements and tax returns of Crane. Therefore, such items as net operating losses, credit carry forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Crane’s consolidated financial statements. As such, the income taxes of the Business as presented in the Combined Financial Statements may not be indicative of the income taxes that the Business will generate in the future.

Current obligations for income taxes in jurisdictions where the Business files a combined tax return with the Parent are deemed settled with the Parent and are reflected within “Net transfers to Parent” as a financing activity in the Combined Statements of Cash Flows.

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible to cash and are not subject to significant risk from fluctuations in interest rates. As a result, the carrying amount of cash and cash equivalents approximates fair value. The Business participated in Crane’s centralized cash management and financing programs (see Note 2, “Related Parties” for additional information). The cash reflected on the Combined Balance Sheets represents cash on hand at certain foreign entities that did not participate in the centralized cash management program and are specifically identifiable to the Business.

Accounts Receivable, net. Accounts receivable are carried at net realizable value. The allowance for credit losses was $6.1 million and $5.6 million as of December 31, 2022 and 2021, respectively. The allowance for doubtful accounts activity was not material to our financial results for the years ended December 31, 2022 and 2021. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, their credit worthiness, their relatively small account balances within the majority of our customer base and their dispersion across different businesses. We periodically evaluate the financial strength of our customers and believe that our credit risk exposure is limited.

Inventories, net. Inventories consist of the following:

(in millions) December 31,	2022	2021
Finished goods	$26.2	$44.6
Finished parts and subassemblies	23.0	20.2
Work in process	12.7	8.3
Raw materials	83.7	66.0

Total inventories, net	$145.6	$139.1

Inventories, net include the costs of material, labor and overhead and are stated at the lower of cost or net realizable value. Domestic inventories are stated at either the lower of cost or net realizable value using the last-in, first-out (“LIFO”) method or the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. Inventories held in foreign locations are primarily stated at the lower of cost or market using the FIFO method. The LIFO method is not being used at our foreign locations as such a method is not allowable for tax purposes. Changes in the levels of LIFO inventories have increased cost of sales by $2.3 million, $1.1 million and $0.8 million for the years ended December 31, 2022, 2021 and 2020, respectively. The portion of inventories costed using the LIFO method was 12.2% and 10.0% of combined inventories as of December 31, 2022 and 2021, respectively. If inventories that were valued using the LIFO method had been valued under the FIFO method, they would have been higher by $14.8 million and $12.5 million as of December 31, 2022 and 2021, respectively. The reserve for excess and obsolete inventory was $29.0 million and $29.1 million as of December 31, 2022 and 2021, respectively.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the long-lived asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups. If the future undiscounted cash flows are less than the carrying value, then the long-lived asset is considered impaired and a loss is recognized based on the amount by which the carrying amount exceeds the estimated fair value. Judgments which impact these assessments relate to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets, and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of long-lived assets, there is risk that the carrying value of our long-lived assets may require adjustment in future periods.

Property, Plant and Equipment, net. Property, plant and equipment, net consists of the following:

(in millions) December 31,	2022	2021
Land	$31.0	$33.0
Buildings and improvements	117.3	107.6
Machinery and equipment	373.2	403.3

Gross property, plant and equipment	521.5	543.9
Less: accumulated depreciation	259.9	245.9

Property, plant and equipment, net	$261.6	$298.0

Property, plant and equipment is stated at cost and depreciation is calculated by the straight-line method over the estimated useful lives of the respective assets, which range from 10 to 25 years for buildings and improvements and three to 10 years for machinery and equipment. Depreciation expense was $42.2 million, $44.1 million and $43.8 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Goodwill and Other Intangible Assets. Our business acquisitions have typically resulted in the recognition of goodwill and other intangible assets. We follow the provisions under ASC Topic 350, “Intangibles – Goodwill and Other” (“ASC 350”) as it relates to the accounting for goodwill in the Combined Financial Statements. These provisions require that we, on at least an annual basis, evaluate the fair value of the reporting units to which goodwill is assigned and attributed and compare that fair value to the carrying value of the reporting unit to determine if an impairment has occurred. We perform our annual impairment testing during the fourth quarter. Impairment testing takes place more often than annually if events or circumstances indicate a change in status that would indicate a potential impairment. We believe that there have been no other events or circumstances which would more likely than not reduce the fair value of our reporting units below its carrying value. A reporting unit is an operating segment unless discrete financial information is prepared and reviewed by segment management for businesses one level below that operating segment (a “component”), in which case the component would be the reporting unit. As of December 31, 2022, we had two reporting units.

When performing our annual impairment assessment, we compare the fair value of each of our reporting units to our respective carrying value. Goodwill is considered to be potentially impaired when the net book value of the reporting unit exceeds its estimated fair value. Fair values are established primarily by discounting estimated future cash flows at an estimated cost of capital which varies for each reporting unit and which, as of our most recent annual impairment assessment, ranged between 10.5% and 11.0% (a weighted average of 10.8%), reflecting the respective inherent business risk of each of the reporting units tested. This methodology for valuing our reporting units (commonly referred to as the Income Method) has not changed since the adoption of the provisions under ASC 350. The determination of discounted cash flows is based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent best estimates based on current and forecasted market conditions. Profit margin assumptions are projected by each reporting unit based on the current cost structure and anticipated net cost increases/reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management judgment is necessary in applying them to the analysis of goodwill impairment. In addition to the foregoing, for each reporting unit, market multiples are used to corroborate discounted cash flow results where fair value is estimated based on earnings multiples determined by available public information of comparable businesses. While we believe we have made reasonable estimates and assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may then be determined to be overstated and a charge would need to be taken against net earnings. No impairment charges have been required during 2022, 2021 or 2020.

Changes to goodwill are as follows:

(in millions)	Crane Payment Innovations	Crane Currency	Total
Balance as of January 1, 2021	$659.1	$216.1	$875.2

Currency translation	(13.7)	(0.9)	(14.6)

Balance as of December 31, 2021	$645.4	$215.2	$860.6

Currency translation	(23.0)	(1.0)	(24.0)

Balance as of December 31, 2022	$622.4	$214.2	$836.6

Intangibles with indefinite useful lives, consisting of trademarks and tradenames, are tested annually for impairment, or when events or changes in circumstances indicate the potential for impairment. If the carrying amount of an indefinite lived intangible asset exceeds its fair value, the intangible asset is written down to its fair value. Fair value is calculated using relief from royalty method.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

We amortize the cost of definite-lived intangibles over their estimated useful lives. In addition to annual testing for impairment of indefinite-lived intangible assets, we review all of our definite-lived intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances could include, but are not limited to, a prolonged economic downturn, current period operating or cash flow losses combined with a history of losses or a forecast of continuing losses associated with the use of an asset or asset group, or a current expectation that an asset or asset group will be sold or disposed of before the end of its previously estimated useful life. Recoverability is based upon projections of anticipated future undiscounted cash flows associated with the use and eventual disposal of the definite-lived intangible asset (or asset group), as well as specific appraisal in certain instances. Reviews occur at the lowest level for which identifiable cash flows are largely independent of cash flows associated with other long-lived assets or asset groups and include estimated future revenues, gross profit margins, operating profit margins and capital expenditures which are based on the businesses’ strategic plans and long-range planning forecasts, which change from year to year. The revenue growth rates included in the forecasts represent our best estimates based on current and forecasted market conditions, and the profit margin assumptions are based on the current cost structure and anticipated net cost increases or reductions. There are inherent uncertainties related to these assumptions, including changes in market conditions, and management’s judgment in applying them to the analysis. If the future undiscounted cash flows are less than the carrying value, then the definite-lived intangible asset is considered impaired and a charge would be taken against net earnings based on the amount by which the carrying amount exceeds the estimated fair value. Judgments that we make which impact these assessments relate to the expected useful lives of definite-lived assets and its ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets, and are affected primarily by changes in the expected use of the assets, changes in technology or development of alternative assets, changes in economic conditions, changes in operating performance and changes in expected future cash flows. Since judgment is involved in determining the recoverable amount of definite-lived intangible assets, there is risk that the carrying value of our definite-lived intangible assets may require adjustment in future periods. Historical results to date have generally approximated expected cash flows for the identifiable cash flow generating level. No impairment charges have been required during 2022, 2021 or 2020.

As of December 31, 2022, we had $344.9 million of net intangible assets, of which $45.5 million were intangibles with indefinite useful lives included within intellectual property rights. As of December 31, 2021, we had $388.5 million of net intangible assets, of which $48.0 million were intangibles with indefinite useful lives related to intellectual property rights, consisting of trade names and trademarks.

Changes to intangible assets are as follows:

(in millions) December 31,	2022	2021	2020
Balance at beginning of period, net of accumulated amortization	$388.5	$433.3	$465.6
Amortization expense	(36.0)	(37.2)	(42.1)
Currency translation and other	(7.6)	(7.6)	9.8

Balance at end of period, net of accumulated amortization	$344.9	$388.5	$433.3

A summary of intangible assets follows:

		December 31, 2022			December 31, 2021
(in millions)	Weighted Average Amortization Period of Finite Lived Assets (in years)	Gross Asset	Accumulated Amortization	Net	Gross Asset	Accumulated Amortization	Net
Intellectual property rights	10.0	$62.0	$14.0	$48.0	$65.4	$13.9	$51.5
Customer relationships and backlog	18.8	502.9	242.0	260.9	517.9	224.6	293.3
Other	10.0	98.7	62.7	36.0	99.0	55.3	43.7

Total	18.0	$663.6	$318.7	$344.9	$682.3	$293.8	$388.5

Future amortization expense associated with intangibles is expected to be:

Year	(in millions)
2023	$36.2
2024	$35.8
2025	$30.5
2026	$30.3
2027	$29.5
2028 and after	$137.1

Crane Net Investment

Crane’s net investment in the Business is presented as “Crane net investment” on the Combined Balance Sheets. The Combined Statements of Changes in Net Investment include net cash transfers between Crane and the Business as well as related party receivables and payables between the Business and other Crane affiliates.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Accumulated Other Comprehensive Loss

The tables below provide the accumulated balances for each classification of accumulated other comprehensive loss, as reflected on the Combined Balance Sheets.

(in millions)	Defined Benefit Pension and Other Postretirement Items	Currency Translation Adjustment	Total(a)
Balance as of January 1, 2020	$(4.7)	$(79.5)	$(84.2)
Other comprehensive (loss) income before reclassifications	(2.9)	54.3	51.4
Amounts reclassified from accumulated other comprehensive loss	(0.7)	—	(0.7)

Net period other comprehensive (loss) income	(3.6)	54.3	50.7

Balance as of December 31, 2020	(8.3)	(25.2)	(33.5)
Other comprehensive (loss) income before reclassifications	7.5	(46.1)	(38.6)
Amounts reclassified from accumulated other comprehensive loss	(0.2)	—	(0.2)

Net period other comprehensive (loss) income	7.3	(46.1)	(38.8)

Balance as of December 31, 2021	(1.0)	(71.3)	(72.3)
Other comprehensive (loss) income before reclassifications	10.9	(69.2)	(58.3)
Amounts reclassified from accumulated other comprehensive loss	(0.9)	—	(0.9)

Net period other comprehensive (loss) income	10.0	(69.2)	(59.2)

Balance as of December 31, 2022	$9.0	$(140.5)	$(131.5)

(a)	Net of tax (detriment) benefit of $(2.1) million, $0.8 million and $1.5 million for December 31, 2022, 2021 and 2020, respectively.

The table below illustrates the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2022, 2021 and 2020. Amortization of pension and postretirement components have been recorded within “Miscellaneous income, net” on the Combined Statements of Operations.

(in millions)	Amount Reclassified from Accumulated Other Comprehensive Loss
December 31,	2022	2021	2020
Amortization of pension items:
Prior service costs	$(0.7)	$(0.7)	$(0.9)
Net loss	0.6	1.5	1.1
Amortization of postretirement items:
Prior service costs	(1.1)	(1.1)	(1.1)

Total before tax	$(1.2)	$(0.3)	$(0.9)
Tax impact	(0.3)	(0.1)	(0.2)

Total reclassifications for the period	$(0.9)	$(0.2)	$(0.7)

Recent Accounting Pronouncements—Adopted

The Business considered the applicability and impact of all Accounting Standards Updates issued by the Financial Accounting Standards Board (FASB) and determined them to be either not applicable or are not expected to have a material impact on the Business’s Combined Statement of Operations, Balance Sheets and Cash Flows.

Note 2 – Related Parties

Historically, the Business has been managed and operated in the normal course of business with other affiliates of Crane. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the Combined Financial Statements.

Allocated Centralized Costs. The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Crane.

Crane incurred corporate costs for services provided to the Business as well as other Crane businesses. These services include treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. Crane also allocated costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in Crane sponsored plans. Allocations are based on specific identification when possible or allocated using several utilization measures including headcount, proportionate usage and relative net sales. All such amounts have been deemed to have been incurred and settled by the Business in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2022, 2021 and 2020 were $31.8 million, $28.9 million and $19.2 million respectively, and are included in “Selling, general and administrative” in our Combined Statements of Operations.

In the opinion of management of the Parent and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during the periods presented. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing. The Business participated in Crane’s centralized cash management and daily cash sweeps. Disbursements are made through centralized accounts payable systems which were operated by Crane. Cash receipts are transferred to centralized accounts, which were also maintained by Crane. As cash is received and disbursed by Crane, it is accounted for by the Business through Crane net investment. Historically, Crane has centrally managed and swept cash for most domestic and European entities. However, certain legal entities do not participate in Crane’s centralized cash management program for a variety of reasons. As such, the Business’ cash that is not included in the centralized cash management and financing programs is classified as “Cash and cash equivalents” on the Combined Balance Sheets of Crane NXT.

Accounts Receivable and Payable. Certain related party transactions between the Business and Parent have been included within “Crane net investment” in the Combined Balance Sheets in the historical periods presented when the related party transactions are not settled in cash. The Crane net investment includes related party receivables due from Crane and its affiliates of $27.2 million and $71.9 million as of December 31, 2022 and 2021, respectively. Crane net investment includes related party loans payables due to Crane and its affiliates of $232.1 million and $335.0 million as of December 31, 2022 and 2021, respectively. For the years ended December 31, 2022, 2021 and 2020, we recorded related party interest expense related to the loan activity with Crane and its affiliates of $14.4 million, $16.1 million and $15.9 million, respectively, which is included in the Business’ results as “Related party interest expense” in our Combined Statements of Operations. The total effect of the settlement of these related party transactions is reflected with “Net transfers to Parent” as a financing activity in the Combined Statements of Cash Flow.

Additionally, certain transactions between the Business and certain non-Crane NXT businesses are cash-settled on a current basis and, therefore, are reflected in the Combined Balance Sheets. Accounts receivable, net includes $0.1 million and $0.6 million at December 31, 2022 and 2021, respectively, and Accounts payable includes $1.7 million and $2.3 million at December 31, 2022 and 2021, respectively, related to such transactions.

Note 3 – Segment Information

In accordance with ASC Topic 280, “Segment Reporting,” for purposes of segment performance measurement, we do not allocate to the business segments items that are of a non-operating nature; or corporate organizational and functional expenses of a governance nature.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Our segments are reported on the same basis used internally for evaluating performance and for allocating resources. We have two reporting segments: Crane Payment Innovations and Crane Currency.

A brief description of each of our segments are as follows:

Crane Payment Innovations (“CPI”)

CPI provides electronic equipment and associated software leveraging extensive and proprietary core capabilities with various detection and sensing technologies for applications including verification and authentication of payment transactions. CPI also provides advanced automation solutions, and processing systems, field service solutions, and remote diagnostics and productivity software solutions. Key research and development and manufacturing facilities are located in the United States, the United Kingdom, Mexico, Japan, Switzerland and Germany, with additional sales offices across the world.

Crane Currency

Crane Currency provides advanced security solutions based on proprietary technology for securing physical products, including banknotes, consumer goods and industrial products. Facilities are located in the United States, Sweden and Malta.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Financial information by reportable segment is set forth below:

(in millions) December 31,	2022	2021	2020
Net sales:
Crane Payment Innovations	$874.3	$805.7	$670.8
Crane Currency	465.6	539.4	434.0

Total net sales	$1,339.9	$1,345.1	$1,104.8

Operating profit:
Crane Payment Innovations	$217.1	$164.5	$51.1
Crane Currency	117.3	145.1	50.1
Corporate	(33.1)	(30.4)	(20.5)

Total operating profit(a)	$301.3	$279.2	$80.7

Capital expenditures:
Crane Payment Innovations	$5.0	$4.5	$3.8
Crane Currency	16.3	14.1	5.5

Total capital expenditures	$21.3	$18.6	$9.3

Depreciation and amortization:
Crane Payment Innovations	$32.9	$34.5	$41.0
Crane Currency	45.3	46.8	44.9
Corporate	0.5	0.5	0.5

Total depreciation and amortization	$78.7	$81.8	$86.4

(a)

For the year ended December 31, 2022, operating profit included net restructuring charges of $6.2 million. For the year ended December 31, 2021, operating profit included a restructuring gain of $3.7 million. For the year ended December 31, 2020, operating profit included acquisition-related and integration charges of $6.5 million and net restructuring charges of $19.1 million. See Note 15, “Restructuring Charges” for discussion of the restructuring charges.

Information by geographic region:

(in millions) December 31,	2022	2021	2020
Net sales (a)
North America	$826.9	$791.3	$611.6
Western Europe	187.8	139.7	110.5
Rest of world	325.2	414.1	382.7

Total net sales	$1,339.9	$1,345.1	$1,104.8

(a)	Net sales by geographic region are based on the destination of the sale.

Balance sheet items by reportable segment is set forth below:

(in millions) December 31,	2022	2021
Goodwill:
Crane Payment Innovations	$622.4	$645.4
Crane Currency	214.2	215.2

Total goodwill	$836.6	$860.6

Assets:
Crane Payment Innovations	$1,266.1	$1,286.4
Crane Currency	863.3	812.7

Total assets	$2,129.4	$2,099.1

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Long-lived assets by geographic region:

(in millions) December 31,	2022	2021
Long-lived assets (a)
North America	$139.2	$145.1
Western Europe	142.9	166.9
Rest of world	13.6	15.1

Total long-lived assets	$295.7	$327.1

(a)	Long-lived assets, net by geographic region are based on the location of the business unit.

Note 4 – Revenue

Disaggregation of Revenues

The following table presents net sales disaggregated by product line for each segment:

(in millions) December 31,	2022	2021	2020
Crane Payment Innovation
Products	$752.2	$692.2	$572.8
Services	122.1	113.5	98.0

Total Crane Payment Innovation	$874.3	$805.7	$670.8

Crane Currency
Banknotes and Security Products	$465.6	$539.4	$434.0

Total Crane Currency	$465.6	$539.4	$434.0

Total net sales	$1,339.9	$1,345.1	$1,104.8

Remaining Performance Obligations

The transaction price allocated to remaining performance obligations represents the transaction price of firm orders which have not yet been fulfilled, which we also refer to as total backlog. As of December 31, 2022, backlog was $565.7 million. We expect to recognize 98% of our remaining performance obligations as revenue in 2023.

Contract Assets and Contract Liabilities

Contract assets represent unbilled amounts that typically arise from contracts for customized products or contracts for products sold directly to the U.S. government, where revenue recognized using the cost-to-cost method exceeds the amount billed to the customer. Contract assets are assessed for impairment and recorded at their net realizable value. Contract liabilities represent advance payments from customers. Revenue related to contract liabilities is recognized when control is transferred to the customer. We report contract assets, which are included within “Other current assets” on our Combined Balance Sheets, and contract liabilities, which are included within “Accrued liabilities” on our Combined Balance Sheets, on a contract-by-contract net basis at the end of each reporting period. Contract liabilities primarily relate to annual service contracts paid in advance where service is provided in the future. Net contract assets and contract liabilities consisted of the following:

(in millions) December 31,	2022	2021
Contract assets	$31.8	$26.3
Contract liabilities	$93.6	$60.8

During 2022, we recognized revenue of $58.5 million related to contract liabilities as of December 31, 2021.

The business had one individually significant customer within the Crane Currency segment with net sales of $231.9 million, $242.3 million and $186.8 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Note 5 – Research and Development

Research and development costs are expensed when incurred and are included in “Selling, general and administrative” in our Combined Statements of Operations.

(in millions) December 31,	2022	2021	2020
Research and development costs	$33.9	$33.2	$27.8

Note 6 – Pension and Postretirement Benefits

The Business sponsors numerous single-employer international employee benefit plans (the “Dedicated Plans”), for which those plan assets and liabilities are included herein. In addition, certain of our employees participate in domestic employee benefit plans sponsored by Crane which include participants of other Crane businesses (the “Shared Plans”). We account for our participation in the domestic Shared Plans as multi-employer benefit plans.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Pension Plan

In the United States, Crane sponsors a defined benefit pension plan that covers approximately 8% of all U.S. Crane NXT employees. Effective January 1, 2013, pension eligible non-union employees no longer earn future benefits in the domestic defined benefit pension plan. The benefits are based on years of service and compensation on a final average pay basis, except for certain hourly employees where benefits are fixed per year of service. Charges to expense are based upon costs computed by an independent actuary. Contributions are intended to provide for future benefits earned to date. Additionally, several of the Business’s non-U.S. subsidiaries sponsor defined benefit pension plans that cover approximately 8% of all non-U.S. Crane NXT employees. The benefits are typically based upon years of service and compensation. Most of these plans are funded by Crane contributions to pension funds, which are held for the sole benefit of plan participants and beneficiaries.

Postretirement Plans

Postretirement health care and life insurance benefits are provided for certain employees hired before January 1, 1990, who meet minimum age and service requirements. As a result of the acquisition of Crane Currency completed on January 10, 2018, Crane NXT also has postretirement medical and Medicare supplements that cover substantially all former full-time U.S. employees of Crane Currency.

A summary of the projected benefit obligations, fair value of plan assets and funded status for the Dedicated Plans is as follows:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2022	2021	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$99.5	$111.5	$23.4	$24.9
Service cost	2.1	2.6	0.1	0.2
Interest cost	0.9	0.7	0.6	0.6
Plan participants’ contributions	0.4	0.4	—	—
Amendments	—	(0.7)	—	—
Actuarial gain	(24.3)	(7.0)	(6.4)	(0.4)
Settlements	(2.2)	(1.5)	—	—
Curtailments	—	(0.4)	—	—
Benefits paid	(3.0)	(2.6)	(1.4)	(1.9)
Foreign currency exchange and other	(5.5)	(3.3)	—	—
Administrative expenses paid	(0.2)	(0.2)	—	—

Benefit obligation at end of year	$67.7	$99.5	$16.3	$23.4

Change in plan assets:
Fair value of plan assets at beginning of year	$105.4	$105.2	$—	$—
Actual return on plan assets	(16.7)	6.6	—	—
Employer contributions	1.9	1.3	1.4	1.9
Plan participants’ contributions	0.4	0.4	—	—
Settlements	(2.2)	(1.5)	—	—
Benefits paid	(3.0)	(2.6)	(1.4)	(1.9)
Foreign currency exchange and other	(6.3)	(3.4)	—	—
Administrative expenses paid	(0.3)	(0.6)	—	—

Fair value of plan assets at end of year	$79.2	$105.4	$—	$—

Funded status	$11.5	$5.9	$(16.3)	$(23.4)

The 2022 actuarial losses in the projected benefit obligation were primarily the result of decreases in discount rates. Other sources of gains or losses such as plan experience, updated census data, changes to forecast inflation and minor adjustments to actuarial assumptions generated combined gains of 2% of expected year end obligations.

The 2021 actuarial gains in the projected benefit obligation were primarily the result of increases in discount rates. Other sources of gains or losses such as plan experience, updated census data, changes to forecast inflation, mortality table updates and minor adjustments to other actuarial assumptions generated combined gains of 2% of expected year end obligations.

Amounts recognized on our Combined Balance Sheets for the Dedicated Plans consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2022	2021	2022	2021
Other assets	$14.8	$12.0	$—	$—
Accrued liabilities	(0.1)	(0.1)	(1.8)	(1.9)
Accrued pension and postretirement benefits	(3.2)	(6.0)	(14.5)	(21.5)

Funded status	$11.5	$5.9	$(16.3)	$(23.4)

17

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Amounts recognized in accumulated other comprehensive loss consist of:

	Pension Benefits		Postretirement Benefits
(in millions) December 31,	2022	2021	2022	2021
Net actuarial loss (gain)	$6.6	$12.8	$(5.7)	$0.7
Prior service credit	(6.7)	(7.5)	(2.0)	(3.1)

Total recognized in accumulated other comprehensive (gain) loss	$(0.1)	$5.3	$(7.7)	$(2.4)

The projected benefit obligation, accumulated benefit obligation and fair value of the Dedicated Plans assets are as follows:

	Non-U.S. Pension Obligations/Assets
(in millions) December 31,	2022	2021
Projected benefit obligation	$67.7	$99.5
Accumulated benefit obligation	$66.4	$97.5
Fair value of plan assets	$79.2	$105.4

Information for pension Dedicated Plans with an accumulated benefit obligation in excess of plan assets is as follows:

(in millions) December 31,	2022	2021
Projected benefit obligation	$3.2	$49.8
Accumulated benefit obligation	$3.0	$4.8

Components of net periodic cost (benefit) are as follows:

(in millions)	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2022	2021	2020	2022	2021	2020
Net Periodic Cost (Benefit):
Service cost	$2.1	$2.6	$3.4	$0.1	$0.2	$0.2
Interest cost	0.9	0.7	0.9	0.6	0.6	0.7
Expected return on plan assets	(2.8)	(2.9)	(3.3)	—	—	—
Amortization of prior service cost	(0.7)	(0.7)	(0.9)	(1.1)	(1.1)	(1.1)
Amortization of net loss	0.6	1.5	1.1	—	—	—
Recognized curtailment gain	—	(2.2)	(2.4)	—	—	—
Settlement loss	—	0.1	1.3	—	—	—

Net periodic cost (benefit)	$0.1	$(0.9)	$0.1	$(0.4)	$(0.3)	$(0.2)

The weighted average assumptions used to determine benefit obligations are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2022	2021	2020	2022	2021	2020
U.S. Plans:
Discount rate	N/A	N/A	N/A	5.40%	2.70%	2.30%
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	N/A	N/A	N/A	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	3.17%	1.02%	0.68%	N/A	N/A	N/A
Rate of compensation increase	2.17%	2.25%	2.41%	N/A	N/A	N/A
Interest credit rate	1.81%	0.33%	0.29%	N/A	N/A	N/A

The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Postretirement Benefits
For the year ended December 31,	2022	2021	2020	2022	2021	2020
U.S. Plans:
Discount rate	N/A	N/A	N/A	2.70%	2.30%	3.20%
Expected rate of return on plan assets	N/A	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A
Interest credit rate	N/A	N/A	N/A	N/A	N/A	N/A
Non-U.S. Plans:
Discount rate	1.02%	0.68%	0.97%	N/A	N/A	N/A
Expected rate of return on plan assets	2.98%	2.81%	3.30%	N/A	N/A	N/A
Rate of compensation increase	2.25%	2.41%	2.37%	N/A	N/A	N/A
Interest credit rate	0.33%	0.29%	0.22%	N/A	N/A	N/A

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The long-term expected rate of return on plan assets assumptions were determined with input from independent investment consultants and plan actuaries, utilizing asset pricing models and considering historical returns. The discount rates used by us for valuing pension liabilities are based on a review of high-quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations.

For the non-U.S. plans, the 2.98% expected rate of return on assets assumption for 2022 reflected a weighted average of the long-term asset allocation targets for our various non-U.S. plans. As of December 31, 2022, the actual weighted average asset allocation for the non-U.S. plans was 12.6% equity securities, 26.8% fixed income securities, 59.3% alternative assets/other and 1.3% cash and cash equivalents.

The assumed health care cost trend rates are as follows:

December 31,	2022	2021
Health care cost trend rate assumed for next year	7.00%	7.25%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2033	2033

Assumed health care cost trend rates have a significant effect on the amounts reported for our health care plans.

Plan Assets

Crane’s pension plan target allocations and weighted-average asset allocations by asset category are as follows, along with the actual allocation related to the Dedicated Plans:

	Target Allocation	Actual Allocation
Asset Category December 31,		2022	2021
Equity securities	15% – 75%	13%	17%
Fixed income securities	15% – 75%	27%	30%
Alternative assets/Other	0% – 45%	59%	52%
Cash and money market	0% – 10%	1%	1%

Independent investment consultants are retained to assist in executing the plans’ investment strategies. Several factors are evaluated in determining if an investment strategy will be implemented in our pension trusts. These factors include, but are not limited to, investment style, investment risk, investment manager performance and costs. We periodically review investment managers and their performance in relation to our plans’ investment objectives.

The primary investment objective of our various pension trusts is to maximize the value of plan assets, focusing on capital preservation, current income and long-term growth of capital and income. The plans’ assets are typically invested in a broad range of equity securities, fixed income securities, alternative assets and cash instruments.

Equity securities include investments in large, mid, and small-capitalization companies located in both developed countries and emerging markets around the world. Fixed income securities include government bonds of various countries, corporate bonds that are primarily investment-grade, and mortgage-backed securities. Alternative assets include investments in real estate and hedge funds employing a wide variety of strategies.

The fair value of our pension plan assets as of December 31, 2022, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (“NAV”) Practical Expedient (a)	Total Fair Value
Cash Equivalents and Money Markets	$1.0	$—	$—	$—	$1.0
Commingled and Mutual Funds
Non-U.S. Equity Funds	—	—	—	10.0	10.0
Collective Trust	—	—	16.5	18.8	35.3
Non-U.S. Fixed Income, Government and Corporate	—	—	—	21.3	21.3
Alternative Investments
Insurance / Annuity Contract(s)	—	10.8	—	—	10.8
International Property Funds	—	—	—	0.8	0.8

Total Fair Value	$1.0	$10.8	$16.5	$50.9	$79.2

(a)	Investments are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.

In 2022, the pension plan’s asset classified as Level 3 constitutes an insurance contract valued annually on an actuarial basis.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The fair value of our pension plan assets as of December 31, 2021, by asset category, are as follows:

(in millions)	Active Markets for Identical Assets Level 1	Other Observable Inputs Level 2	Unobservable Inputs Level 3	Net Asset Value (“NAV”) Practical Expedient (a)	Total Fair Value
Cash Equivalents and Money Markets	$0.9	$—	$—	$—	$0.9
Commingled and Mutual Funds
Non-U.S. Equity Funds	—	—	—	17.8	17.8
Collective Trust	—	—	21.7	19.0	40.7
Non-U.S. Fixed Income, Government and Corporate	—	—	—	32.1	32.1
Alternative Investments
Insurance / Annuity Contract(s)	—	12.0	—	—	12.0
International Property Funds	—	—	—	1.9	1.9

Total Fair Value	$0.9	$12.0	$21.7	$70.8	$105.4

(a)	Investments are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.

In 2021, the pension plan’s asset classified as Level 3 constitutes an insurance contract valued annually on an actuarial basis.

Cash Flows

We expect, based on current actuarial calculations, to contribute cash of approximately $1.9 million to our defined benefit pension plans during 2023. Cash contributions in subsequent years will depend on several factors including the investment performance of plan assets.

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Estimated future payments (in millions)	Pension Benefits	Postretirement Benefits
2023	$3.3	$1.8
2024	3.5	1.8
2025	3.2	1.7
2026	3.0	1.5
2027	3.2	1.5
2028 to 2032	19.2	6.4

Total payments	$35.4	$14.7

Supplemental Executive Retirement Plan

We also have a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is not funded, is intended to provide retirement benefits for certain executive officers who were formerly employees of Crane Currency prior to the acquisition of Crane Currency in 2018. Benefit amounts are based upon years of service and compensation of the participating employees. We recorded a pre-tax settlement loss of $0.1 million in 2022. There were no pre-tax settlement gains or losses recorded in 2021. Accrued SERP benefits, which were recorded in Accrued liabilities and Accrued pension and postretirement benefits in the Combined Balance Sheets, were $2.2 million and $3.7 million as of December 31, 2022 and 2021, respectively. Employer contributions made to the SERP were $1.0 million, $0.2 million and $0.2 million in 2022, 2021 and 2020, respectively.

Defined Contribution Plans

Crane sponsors savings and investment plans that are available to our eligible employees including employees of our subsidiaries. Contributions related to Crane NXT related employees were $4.1 million, $4.0 million and $3.4 million in 2022, 2021 and 2020, respectively.

In addition to participant deferral contributions and company matching contributions on those deferrals, Crane provides a 3% non-matching contribution related to Crane NXT dedicated employees. Crane made non-matching contributions to these plans of $5.1 million, $4.9 million and $4.3 million in 2022, 2021 and 2020, respectively.

Note 7 – Stock-Based Compensation Plans

Crane NXT participates in Crane’s stock-based compensation plans which are used to provide long-term incentive compensation through stock options, restricted share units, performance-based restricted share units and deferred stock units. Stock-based compensation expense reflected in the accompanying Combined Financial Statements relates to stock plan awards of Crane awarded to Crane NXT related employees and not stock awards of Crane NXT as Crane NXT does not grant stock awards. The following disclosures represent stock-based compensation expenses attributable to Crane NXT based on the awards and terms previously granted under Crane’s stock-based compensation plans to Crane NXT employees. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Crane NXT would have experienced as an independent company for the periods presented.

At December 31, 2022, Crane had stock-based compensation awards outstanding under the following shareholder-approved plans: the 2013 Stock Incentive Plan (the “2013 Plan”) and 2018 Stock Incentive Plan (the “2018 Plan”), applicable to employees and non-employee directors.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

The 2013 Plan was approved by the Crane Board of Directors and stockholders at the annual meeting in 2013. The 2013 Plan originally authorized the issuance of up to 9,500,000 shares of Crane stock pursuant to awards under the plan. In 2018, in view of the limited number of shares remaining available under the 2013 Plan, the Crane Board of Directors and stockholders approved the adoption of the 2018 Plan which authorized the issuance of up to 6,500,000 shares of Crane stock. No further awards will be made under the 2013 Plan. In 2021, the Crane Board of Directors and stockholders approved the adoption of the 2018 Amended and Restated Stock Incentive Plan which authorized the issuance of up to 4,710,000 shares of Crane stock. No further awards will be made under the 2013 Plan or 2018 Plan.

The stock incentive plans are used to provide long-term incentive compensation through stock options, restricted share units, performance-based restricted share units and deferred stock units.

Stock Options

Options are granted under the Stock Incentive Plan to officers and other key employees and directors at an exercise price equal to the closing price on the date of grant. Unless otherwise determined by the Compensation Committee which administers the plan, options become exercisable at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant. Options granted to officers and employees from 2004 to 2013 expire six years after the date of grant. All options granted to directors and options granted to officers and employees after 2014 expire 10 years after the date of grant.

Crane determine the fair value of each grant using the Black-Scholes option pricing model. The weighted-average assumptions for grants made during the years ended December 31, 2022 and 2021 are as follows:

	2022	2021	2020
Dividend yield	2.05%	3.06%	3.05%
Volatility	33.96%	36.28%	27.15%
Risk-free interest rate	1.92%	0.50%	1.23%
Expected lives in years	7.2	5.2	5.2

Expected dividend yield is based on Crane’s dividend rate. Expected stock volatility was determined based upon the historical volatility for the four-year period preceding the date of grant. The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option. The expected lives of the awards represent the period of time that options granted are expected to be outstanding.

Activity in Crane’s stock option plans related to NXT employees for the year ended December 31, 2022 were as follows:

Option Activity	Number of Shares (in 000’s)	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Options outstanding as of January 1, 2022	151	$74.31
Granted	7	101.72
Exercised	(20)	80.87

Options outstanding as of December 31, 2022	138	$74.72	6.40

Options exercisable as of December 31, 2022	66	$77.37	5.33

Included in our share-based compensation was expense recognized for our stock option awards of $1.9 million, $2.0 million and $1.9 million in 2022, 2021 and 2020, respectively.

The weighted-average fair value of options granted during 2022, 2021 and 2020 was $32.51, $20.82 and $14.80, respectively. The total fair value of shares vested during 2022, 2021 and 2020 was $0.4 million, $0.5 million and $0.5 million, respectively. The total intrinsic value of options exercised during 2022, 2021 and 2020 was $0.5 million, $0.7 million and $0.5 million, respectively. The aggregate intrinsic value of exercisable options was $1.5 million, $1.5 million and $0.7 million as of December 31, 2022, 2021 and 2020, respectively.

The total cash received from these option exercises during 2022, 2021 and 2020 was $1.6 million, $1.5 million and $1.2 million, respectively and is reflected in the Combined Statements of Cash Flows as “Net transfers to parent” within financing activities. The tax benefit realized for the tax deductions from option exercises and vesting of restricted share units was $0.3 million, $1.8 million and $0.2 million as of December 31, 2022, 2021 and 2020, respectively.

As of December 31, 2022, there was $0.5 million of total future compensation cost related to unvested share-based awards to be recognized over a weighted-average period of 0.98 years.

Restricted Share Units and Performance-Based Restricted Share Units

Restricted share units vest at a rate of 25% after the first year, 50% after the second year, 75% after the third year and 100% after the fourth year from the date of grant and are subject to forfeiture restrictions which lapse over time. The vesting of performance-based restricted share units is determined in three years based on relative total shareholder return for Crane compared to the S&P Midcap 400 Capital Goods Group, with payout potential ranging from 0% to 200% but capped at 100% if our three-year total shareholder return is negative.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Included in our share-based compensation was expense recognized for our restricted share unit and performance-based restricted share unit awards of $7.4 million, $6.6 million and $5.1 million in 2022, 2021 and 2020, respectively. The tax benefit for the vesting of the restricted share units was $0.5 million, $0.1 million and $0.0 million as of December 31, 2022, 2021 and 2020, respectively.

As of December 31, 2022, there was $6.0 million of total future compensation cost related to restricted share unit and performance-based restricted share unit awards, to be recognized over a weighted-average period of 2.10 years.

Changes in Crane’s restricted share units related to Crane NXT dedicated employees for the year ended December 31, 2022 were as follows:

Restricted Share Unit Activity	Restricted Share Units (in 000’s)	Weighted Average Grant-Date Fair Value
Restricted share units as of January 1, 2022	96	$80.72
Restricted share units granted	39	101.72
Restricted share units vested	(32)	81.84
Restricted share units forfeited	(3)	87.61
Performance-based restricted share units granted	4	120.68
Performance-based restricted share units vested	(2)	93.05

Restricted share units as of December 31, 2022	102	$89.65

Note 8 – Leases

Arrangements that explicitly or implicitly relate to property, plant and equipment are assessed at inception to determine if the arrangement is or contains a lease. Generally, we enter into operating leases as the lessee and recognize right-of-use assets and lease liabilities based on the present value of future lease payments over the lease term.

We lease certain vehicles, equipment, manufacturing facilities, and non-manufacturing facilities. We have leases with both lease components and non-lease components, such as common area maintenance, utilities, or other repairs and maintenance. For all asset classes, we applied the practical expedient to account for each separate lease component and its associated non-lease component(s) as a single lease component.

We identify variable lease payments, such as maintenance payments based on actual activities performed or costs incurred, at lease commencement by assessing the nature of the payment provisions, including whether the payments are subject to a minimum.

Certain leases include options to renew for an additional term or company-controlled options to terminate. We generally determine it is not reasonably certain to assume the exercise of renewal options because there is no economic incentive to renew. As termination options often include penalties, we generally determine it is reasonably certain that termination options will not be exercised because there is an economic incentive not to terminate. Therefore, these options generally do not impact the lease term or the determination or classification of the right-of-use asset and lease liability.

We do not enter into arrangements where restrictions or covenants are imposed by the lessor that, for example, relate to incurring additional financial obligations. Furthermore, we also have not entered into any significant sublease arrangements.

We use our collateralized incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. The rate implicit in the lease is generally unknown, as we generally operate in the capacity of the lessee. Our Combined Balance Sheet includes the following related to leases:

(in millions) December 31,	Classification	2022	2021
Assets
Operating right-of-use assets	Other assets	$34.0	$29.2
Liabilities
Current lease liabilities	Accrued liabilities	$7.4	$8.3
Long-term lease liabilities	Other liabilities	29.0	23.7

Total lease liabilities		$36.4	$32.0

The components of lease cost were as follows:

(in millions) December 31,	2022	2021	2020
Operating lease cost	$10.9	$12.2	$14.2
Variable lease cost	2.3	1.6	2.4

Total lease cost	$13.2	$13.8	$16.6

The weighted average remaining lease terms and discount rates for our operating leases were as follows:

December 31,	2022	2021
Weighted-average remaining lease term (in years) – operating leases	17.9	16.1
Weighted-average discount rate – operating leases	4.5%	4.3%

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Supplemental cash flow information related to our operating leases was as follows for periods ended December 31, 2022 and 2021:

(in millions) December 31,	2022	2021	2020
Cash paid for amounts included in measurement of operating lease liabilities – operating cash flows	$9.2	$9.8	$9.7
Right-of-use assets obtained in exchange for new operating lease liabilities	$13.4	$1.5	$3.4

Future minimum operating lease payments are as follows:

(in millions)	December 31, 2022
2023	$8.8
2024	6.3
2025	4.6
2026	3.0
2027	1.9
Thereafter	36.4

Total future minimum operating lease payments	$61.0
Imputed interest	24.6

Present value of lease liabilities reported	$36.4

Note 9 – Income Taxes

Provision for Income Taxes

Our income before taxes is as follows:

(in millions) For year ended December 31,	2022	2021	2020
U.S. operations	$163.9	$173.9	$14.6
Non-U.S. operations	84.4	52.2	13.2

Total	$248.3	$226.1	$27.8

Our provision (benefit) for income taxes consists of:

(in millions) For the year ended December 31,	2022	2021	2020
Current:
U.S. federal tax	$52.2	$27.7	$(1.6)
U.S. state and local tax	6.0	4.2	0.7
Non-U.S. tax	13.6	8.0	1.7

Total current	71.8	39.9	0.8

Deferred:
U.S. federal tax	(13.8)	(1.0)	2.2
U.S. state and local tax	(2.3)	8.7	1.0
Non-U.S. tax	(12.3)	0.5	(1.3)

Total deferred	(28.4)	8.2	1.9

Total provision for income taxes(a)	$43.4	$48.1	$2.7

(a)

Included in the above amounts are excess tax benefits from share-based compensation of $0.8 million, $1.9 million and $0.2 million in 2022, 2021 and 2020, respectively, which were reflected as reductions in our provision for income taxes in 2022, 2021 and 2020.

A reconciliation of the statutory U.S. federal tax rate to our effective tax rate is as follows:

For the year ended December 31,	2022	2021	2020
Statutory U.S. federal tax rate	21.0%	21.0%	21.0%
Increase (reduction) from:
Income taxed at non-U.S. rates	(6.6)%	(1.4)%	(4.0)%
Non-U.S. income inclusion, net of tax credits	4.3%	(0.9)%	2.7%
State and local taxes, net of federal benefit	1.2%	4.7%	6.0%
U.S. research and development tax credit	(0.4)%	(0.9)%	(5.3)%
U.S. deduction for foreign—derived intangible income	(1.0)%	(0.2)%	(4.9)%
Other	(1.0)%	(1.1)%	(5.5)%

Effective tax rate	17.5%	21.2%	10.0%

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

As of December 31, 2022, we have made the following determinations with regard to our non-U.S. earnings:

(in millions)	Permanently reinvested		Not permanently reinvested
Amount of earnings	$24.8		$487.6
Associated tax	NA	(a)	$0.2

(a)

Determination of U.S. income taxes and non-U.S. withholding taxes due upon repatriation of this $24.8 million of earnings is not practicable because the amount of such taxes depends upon circumstances existing in numerous taxing jurisdictions at the time the remittance occurs.

Tax Related to Comprehensive Income

During 2022, 2021 and 2020, tax provision (benefit) of $2.8 million, $0.7 million and $(1.3) million, respectively, related to changes in pension and post-retirement plan assets and benefit obligations, were recorded to accumulated other comprehensive loss.

Deferred Taxes and Valuation Allowances

The components of deferred tax assets and liabilities included in our Combined Balance Sheets are as follows:

(in millions) December 31,	2022	2021
Deferred tax assets:
Tax loss and credit carryforwards	$23.7	$34.0
Inventories	9.1	8.5
Capitalized research and development	6.8	—
Accrued bonus and stock based compensation	1.8	1.6
Pension and post-retirement benefits	1.6	6.2
Other	11.5	10.1

Total	$54.5	$60.4
Less: valuation allowance on non-U.S. and state deferred tax assets, tax loss and credit carryforwards	(19.3)	(38.8)

Total deferred tax assets, net of valuation allowance	$35.2	$21.6

Deferred tax liabilities:
Basis difference in intangible assets	$(119.1)	$(128.4)
Basis difference in fixed assets	(19.1)	(25.7)
Other	(0.2)	(0.2)

Total deferred tax liabilities	$(138.4)	$(154.3)

Net deferred tax asset (liability)	$(103.2)	$(132.7)

Balance sheet classification:
Long-term deferred tax assets	$6.3	$4.5
Long-term deferred tax liability	(109.5)	(137.2)

Net deferred tax asset (liability)	$(103.2)	$(132.7)

As of December 31, 2022, we had U.S. federal, U.S. state and non-U.S. tax loss and credit carryforwards that will expire, if unused, as follows:

(in millions) Year of expiration	U.S. Federal Tax Credits	U.S. Federal Tax Losses	U.S. State Tax Credits	U.S. State Tax Losses	Non-U.S. Tax Losses	Total
2023-2027	$—	$—	$—	$—	$4.0
After 2027	2.6	0.7	1.1	81.6	3.0
Indefinite	—	—	0.3	—	36.9

Total tax carryforwards	$2.6	$0.7	$1.4	$81.6	$43.9

Deferred tax asset on tax carryforwards	$2.6	$0.1	$1.2	$6.1	$7.6	$17.6
Valuation allowance on tax carryforwards	(2.6)	(0.1)	(1.2)	(6.1)	(3.3)	(13.3)

Net deferred tax asset on tax carryforwards	$—	$—	$—	$—	$4.3	$4.3

As of December 31, 2022 and 2021, we determined that it was more likely than not that $13.3 million and $22.7 million, respectively, of our deferred tax assets related to tax loss and credit carryforwards will not be realized. As a result, we recorded a valuation allowance against these deferred tax assets. We also determined that it is more likely than not that a portion of the benefit related to U.S. state and non-U.S. deferred tax assets other than tax loss and credit carryforwards will not be realized. Accordingly, as of December 31, 2022 and 2021, a valuation allowance of $6.0 million and $16.1 million, respectively, was established against these U.S. state and non-U.S. deferred tax assets. Our total valuation allowance as of December 31, 2022 and 2021 was $19.3 million and $38.8 million, respectively.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of our gross unrecognized tax benefits, excluding interest and penalties, is as follows:

(in millions)	2022	2021	2020
Balance of liability as of January 1,	$10.3	$11.4	$8.4
Increase as a result of tax positions taken during a prior year	—	—	5.2
Decrease as a result of tax positions taken during a prior year	—	—	—
Increase as a result of tax positions taken during the current year	0.4	0.2	0.2
Decrease as a result of settlements with taxing authorities	—	(0.8)	(0.2)
Reduction as a result of a lapse of the statute of limitations	(3.1)	(0.5)	(2.2)

Balance of liability as of December 31,	$7.6	$10.3	$11.4

As of December 31, 2022, 2021 and 2020, the amount of our unrecognized tax benefits that, if recognized, would affect our effective tax rate were $7.8 million, $10.8 million and $13.9 million, respectively. The difference between these amounts and those reflected in the table above relates to (1) offsetting tax effects from other tax jurisdictions, (2) interest expense, net of deferred taxes and (3) unrecognized tax benefits whose reversals would be recorded to goodwill.

We recognize interest and penalties related to unrecognized tax benefits as a component of our income tax expense. During the years ended December 31, 2022, 2021 and 2020, we recognized interest and penalty (income) expense of $(0.4) million, $(2.5) million and $0.0 million, respectively, in our Combined Statements of Operations. As of December 31, 2022 and 2021, we had accrued $1.2 million and $1.5 million, respectively, of interest and penalties related to unrecognized tax benefits on our Combined Balance Sheets.

During the next twelve months, it is reasonably possible that our unrecognized tax benefits could change by $3.3 million due to settlements of income tax examinations, the expiration of statutes of limitations or other resolution of uncertainties. However, if the ultimate resolution of income tax examinations results in amounts that differ from this estimate, we will record additional income tax expense or benefit in the period in which such matters are effectively settled.

Income Tax Examinations

Our income tax returns are subject to examination by the U.S. federal, U.S. state and local, and non-U.S. tax authorities. With few exceptions, the years open to examination are as follows:

Jurisdiction	Year
U.S. federal	2019-2021
U.S. state and local	2016-2021
Non-U.S.	2016-2021

Currently, we and our subsidiaries are under examination in various jurisdictions, including Germany (2013 through 2018) and Canada (2013 through 2015).

Note 10 – Accrued Liabilities

Accrued liabilities consist of:

(in millions) December 31,	2022	2021
Employee related expenses	$56.3	$60.3
Current lease liabilities	7.4	8.3
Contract liabilities	93.6	60.8
Warranty	4.4	6.9
Other	42.5	38.3

Total	$204.2	$174.6

We accrue warranty liabilities when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Warranty provision is included in “Cost of sales” in our Combined Statements of Operations.

Note 11 – Other Liabilities

(in millions) December 31,	2022	2021
Long-term lease liabilities	$29.0	$23.7
Other	9.5	12.9

Total	$38.5	$36.6

Note 12 – Commitments and Contingencies

We regularly review the status of lawsuits, claims and proceedings that have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. We record a provision for a liability for such matters when it is considered probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions, if any, are reviewed quarterly and adjusted as additional information becomes available. If either or both of the criteria are not met, we assess whether there is at least a reasonable possibility that a loss, or additional losses, may have been incurred. If there is a reasonable possibility that a loss or additional loss may have been incurred for such matters, we disclose the estimate of the amount of loss or range of loss, disclose that the amount is immaterial, or disclose that an estimate of loss cannot be made, as applicable. We believe that as of December 31, 2022, there was no reasonable possibility that a material loss, or any additional material losses, may have been incurred for such matters, and that adequate provision has been made in our Combined Financial Statements for the potential impact of all such matters.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Note 13 – Financing

Our debt, which was centrally managed as a part of Crane’s centralized treasury function, as of December 31, 2022 and 2021 consisted of the following:

(in millions) December 31,	2022	2021
4.45% notes due December 2023	$299.7	$—

Total short-term borrowings	$299.7	$—

4.45% notes due December 2023	$—	$299.4
6.55% notes due November 2036	198.6	198.5
4.20% notes due March 2048	346.5	346.4

Total long-term debt	$545.1	$844.3

Debt discounts and debt issuance costs totaled $5.6 million and $5.7 million as of December 31, 2022 and 2021, respectively and have been netted against the aggregate principal amounts of the related debt in the components of the debt table above.

4.45% notes due December 2023 – In December 2013, Crane issued 10 year notes having an aggregate principal amount of $300 million. The notes are unsecured, senior obligations that mature on December 15, 2023 and bear interest at 4.45% per annum, payable semi-annually on June 15 and December 15 of each year. The notes have no sinking fund requirement, but may be redeemed, in whole or part, at our option. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 4.56%. The notes were issued under an indenture dated as of December 13, 2013. The indentures contain certain restrictions, including a limitation that restricts Crane’s ability and the ability of certain of Crane’s subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of Crane’s assets and the assets of Crane’s subsidiaries.

6.55% notes due November 2036 – In November 2006, Crane issued 30 year notes having an aggregate principal amount of $200 million. The notes are unsecured, senior obligations of us that mature on November 15, 2036 and bear interest at 6.55% per annum, payable semi-annually on May 15 and November 15 of each year. The notes have no sinking fund requirement, but may be redeemed, in whole or in part, at the option of us. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 6.67%. The notes were issued under an indenture dated as of April 1, 1991. The indentures contain certain restrictions, including a limitation that restricts Crane’s ability and the ability of certain of Crane’s subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of Crane’s assets and the assets of Crane’s subsidiaries.

4.20% notes due March 2048 – On February 5, 2018, Crane completed a public offering of $350 million aggregate principal amount of 4.20% Senior Notes due 2048 (the “2048 Notes”). The 2048 Notes bear interest at a rate of 4.20% per annum and mature on March 15, 2048. Interest on the 2048 Notes is payable on March 15 and September 15 of each year, commencing on September 15, 2018. These notes do not contain any material debt covenants or cross default provisions. If there is a change in control of the Company, and if as a consequence, the notes are rated below investment grade by both Moody’s Investors Service and Standard & Poor’s, then holders of the notes may require us to repurchase them, in whole or in part, for 101% of the principal amount plus accrued and unpaid interest. Debt issuance costs are deferred and included in long-term debt and are amortized as a component of interest expense over the term of the notes. Including debt issuance cost amortization, these notes have an effective annualized interest rate of 4.29%. The notes were issued under an indenture dated as of February 5, 2018. The indentures contain certain restrictions, including a limitation that restricts Crane’s ability and the ability of certain of Crane’s subsidiaries to create or incur secured indebtedness, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of Crane’s assets and the assets of Crane’s subsidiaries.

Other – As of December 31, 2022, Crane had open standby letters of credit on our behalf of $57.1 million issued pursuant to a $153.2 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines. As of December 31, 2021, Crane had open standby letters of credit on our behalf of $24.8 million issued pursuant to a $144.7 million uncommitted Letter of Credit Reimbursement Agreement, and certain other credit lines.

Subsequent Events – New Financing Arrangements

Credit Facilities – On March 17, 2023, Crane entered into a new senior secured credit agreement (the “NXT Credit Agreement”), which provides for (i) a $500 million, 5-year revolving credit facility (the “NXT Revolving Facility”) and (ii) a $350 million, 3-year term loan facility (the “NXT Term Facility”), funding under each of which became available in connection with the Separation, upon the satisfaction of customary conditions of facilities of this type. On March 31, 2023, Crane borrowed the full amount of the NXT Term Facility.

The NXT Revolving Facility allows us to borrow, repay and re-borrow funds from time to time prior to the maturity of the NXT Revolving Facility without any penalty or premium, subject to customary borrowing conditions for facilities of this type and the reimbursement of breakage costs. Borrowings under the NXT Term Facility are prepayable without premium or penalty, subject to customary reimbursement of breakage costs. Interest on loans advanced under the NXT Credit Agreement accrues, at our option, at a rate per annum equal to (1) adjusted term SOFR plus a credit spread adjustment of 0.10% for the applicable interest period plus a margin ranging from 1.50% to 2.25% or (2) a base rate plus a margin ranging from 0.50% to 1.25%, in each case, with such margin determined

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

based on the lower of the ratings of our senior, unsecured long-term debt (the “NXT Ratings”) and our total net leverage ratio. We are required to pay a fee on undrawn commitments under the NXT Revolving Facility at a rate per annum that ranges from 0.20% to 0.35%, based on the lower of the NXT Ratings and our total net leverage ratio. The NXT Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on our and our subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates, hedging arrangements and amendments to our organizational documents or to certain subordinated debt agreements. As of the last day of each fiscal quarter, our total net leverage ratio cannot exceed 3.50 to 1.00 (provided that, at our election, such maximum ratio may be increased to 4.00 to 1.00 for specified periods following our consummation of certain material acquisitions) and our minimum interest coverage ratio must be at least 3.00 to 1.00. The NXT Credit Agreement also includes customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by us or any of our material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting us and our material subsidiaries, certain ERISA events, material judgments and a change in control, in each case, subject to cure periods and thresholds where customary.

Note 14 – Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are to be considered from the perspective of a market participant that holds the asset or owes the liability. The standards also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standards describe three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical or similar assets and liabilities.

Level 2: Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities. Level 2 assets and liabilities include over-the-counter derivatives, principally forward foreign exchange contracts, whose value is determined using pricing models with inputs that are generally based on published foreign exchange rates and exchange traded prices, adjusted for other specific inputs that are primarily observable in the market or can be derived principally from or corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Valuation Technique

The carrying value of our financial assets and liabilities, including cash and cash equivalents, accounts receivable, outstanding commercial paper and accounts payable approximate fair value, without being discounted, due to the short periods during which these amounts are outstanding.

We are exposed to certain risks related to our ongoing business operations, including market risks related to fluctuation in currency exchange. We use foreign exchange contracts to manage the risk of certain cross-currency business relationships to minimize the impact of currency exchange fluctuations on our earnings and cash flows. We do not hold or issue derivative financial instruments for trading or speculative purposes. Foreign exchange contracts not designated as hedging instruments had a notional value of $85.7 million as of December 31, 2022 and we had no such contracts as of December 31, 2021. Our derivatives include foreign exchange contract derivatives that are measured at fair value using internal models based on observable market inputs such as forward rates and interest rates. Based on these inputs, the derivatives are classified within Level 2 of the valuation hierarchy. Such derivative receivable amounts are recorded within “Other current assets” on our Combined Balance Sheets and were $5.8 million as of December 31, 2022.

Long-term debt rates currently available to us for debt with similar terms and remaining maturities are used to estimate the fair value for debt issues that are not quoted on an exchange. The estimated fair value of long-term debt is measured using Level 2 inputs and was $753.1 million and $984.9 million as of December 31, 2022 and 2021, respectively.

Available-for-sale securities consist of rabbi trust investments that hold marketable securities for the benefit of participants in our Supplemental Executive Retirement Plan. These investments are measured at fair value using quoted market prices in an active market and are therefore classified within Level 1 of the valuation hierarchy. The fair value of available-for-sale securities was $0.4 million and $1.6 million as of December 31, 2022 and 2021, respectively. These investments are included in “Other assets” on our Combined Balance Sheets.

Note 15 – Restructuring

Overview

2022 Restructuring - In the fourth quarter of 2022, in response to economic uncertainty, we initiated modest workforce reductions of approximately 140 employees, or about 4% of our global workforce. We expect to complete the program in the fourth quarter of 2023. We recorded a charge of $6.2 million for the year ended December 31, 2022.

2020 Restructuring - In the second quarter of 2020, we initiated actions in response to the adverse economic impact of COVID-19 pandemic and integration actions related to the Cummins-Allison acquisition. These actions include workforce reductions of approximately 600 employees, or about 15% of our global workforce, and the exiting of two leased office facilities and one leased warehouse facility. We do not expect to incur additional restructuring charges related to these actions.

2017 Restructuring - In the fourth quarter of 2017, we initiated broad-based restructuring actions designed to improve profitability. These actions included headcount reductions of approximately 70 employees, or about 2% of our global workforce, and select facility consolidations in North America and Europe. In 2020, we adjusted the estimate downward to reflect the impact of employees that chose to voluntarily terminate prior to receiving severance at the conclusion of the actions in North America. In 2021, we recorded a gain on sale of real estate related to these actions. We completed the program in the first quarter of 2022.

Other Restructuring - In the second quarter of 2020, we recorded other restructuring costs. We do not expect to incur additional restructuring charges.

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Restructuring Charges (Gains), Net

We recorded restructuring charges (gains) which are reflected in our Combined Statements of Operations, as follows:

(in millions) For the year ended December 31,	2022	2021	2020
Crane Payment Innovations	$6.2	$(0.9)	$15.1
Crane Currency	—	(2.8)	4.0

Total restructuring charges (gains), net	$6.2	$(3.7)	$19.1

The following table summarizes our restructuring charges (gains), net by program, cost type and segment for the years ended December 31, 2022, 2021 and 2020:

	December 31, 2022			December 31, 2021				December 31, 2020
(in millions)	Severance	Other	Total	Severance		Other	Total	Severance	Other		Total
Crane Payment Innovations	$5.7	$0.5	$6.2	$—		$—	$—	$—	$—		$—

2022 Restructuring	5.7	0.5	6.2	—		—	—	—	—		—

Crane Payment Innovations	—	—	—	(0.8	)(a)	—	(0.8)	16.6	0.7	(b)	17.3
Crane Currency	—	—	—	—		(2.8)	(2.8)	—	3.9	(b)	3.9

2020 Restructuring	—	—	—	(0.8	)(a)	(2.8)	(3.6)	16.6	4.6	(b)	21.2

Crane Payment Innovations	—	—	—	(0.2	)(a)	—	(0.2)	(0.9)	(1.5	)(c)	(2.4)

2017 Restructuring	—	—	—	(0.2	)(a)	—	(0.2)	(0.9)	(1.5	)(c)	(2.4)

Crane Payment Innovations	—	—	—	—		—	—	0.3	—		0.3

Other Restructuring	—	—	—	—		—	—	0.3	—		0.3

Total	$5.7	$0.5	$6.2	$(1.0)		$(2.8)	$(3.8)	$16.0	$3.1		$19.1

(a)	Reflects changes in estimates for increases and decreases in costs related to our restructuring programs.
(b)	Primarily reflects non-cash charges related to the impairment of ROU assets and leasehold improvements associated with the exit of the three leased facilities in 2020.
(c)	Reflects a pre-tax gain related to the sale of a facility in 2020.

The following table summarizes the cumulative restructuring costs incurred through December 31, 2022:

	Cumulative Restructuring Costs
(in millions)	Severance	Other	Total
Crane Payment Innovations	$5.7	$0.5	$6.2

2022 Restructuring	$5.7	$0.5	$6.2

Crane Payment Innovations	$15.8	$0.7	$16.5
Crane Currency	—	1.1	1.1

2020 Restructuring	$15.8	$1.8	$17.6

Crane Payment Innovations	$11.4	$0.3	$11.7
Crane Currency	0.1	0.4	0.5

2017 Restructuring	$11.5	$0.7	$12.2

CRANE NXT (A BUSINESS OF CRANE HOLDINGS, CO.)

NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Restructuring Liability

The following table summarizes the severance accrual balances related to these restructuring charges by program:

(in millions)	2022 Restructuring	2020 Restructuring	2017 Restructuring	Total
Severance:
Balance at January 1, 2021(c)	$—	$2.9	$0.5	$3.4
Adjustments(b)	—	(0.7)	(0.2)	(0.9)
Utilization	—	(2.2)	(0.2)	(2.4)

Balance at December 31, 2021(c)	$—	$—	$0.1	$0.1
Expense(a)	6.2	—	—	6.2
Utilization	(0.2)	—	(0.1)	(0.3)

Balance at December 31, 2022(c)	$6.0	$—	$—	$$6.0

(a)	Included within “Restructuring charges (gains), net” in the Combined Statements of Operations.
(b)	Included within “Restructuring charges (gains), net” in the Combined Statements of Operations and reflects changes in estimates for increases and decreases in costs.
(c)	Included within “Accrued Liabilities” in the Combined Balance Sheets.

Note 16 - Subsequent events

The Business evaluated events and transactions occurring subsequent to December 31, 2022, through April 3, 2023, the date the Combined Financial Statements were issued.

4.45% Senior Notes due 2023

On March 3, 2023, Crane notified bondholders of its intent to redeem all of its outstanding $300 million aggregate principal amount of its 4.45% senior notes due 2023 on April 4, 2023.

Dividend from Crane Company

On April 3, 2023, prior to the consummation of the Separation, the Board of Directors of Crane Company declared and paid a one-time cash dividend in the amount of $275 million to Crane, its sole stockholder at that time.

The Separation and Distribution

On April 3, 2023, the Separation of Crane Company and Crane Holdings, Co., which was renamed “Crane NXT, Co.,” was completed.

In connection with the Separation, Crane NXT, Co. and Crane Company entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a separation and distribution agreement, a transition services agreement, an employee matters agreement, a tax matters agreement and an intellectual property matters agreement. These agreements provide for the allocation between Crane NXT, Co. and Crane Company of assets, employees, liabilities and obligations (including property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at, and after Crane Company’s separation from Crane and govern certain relationships between Crane NXT, Co. and Crane Company after the Separation.